UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2014

NIGHTINGALE, INC.

(Exact name of registrant as specified in its charter)

Utah	87-044988-8
(State of incorporation)	(IRS Employer
Identification No.)

33-23429-D

(Commission File Number)

2232 Eastwood Boulevard, Ogden, Utah 84403

(Address of registrant’s principal executive office)

(801) 479-0742

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instructions A.2. below):

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.                                       Amendment to Articles of Incorporation or Bylaws or Certain Officers;  Change in Fiscal Year.

On June 5, 2014, the Company filed Amended and Restated Articles of Incorporation pursuant to which it effected the following:

•

amended the Company’s Articles of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 100,000,000 to 175,000,000, and to authorize a class of preferred stock  consisting of 25,000,000 shares of $0.001 par value preferred stock (the “Increased Capital Proposal”); and

•

amended  the Company’s Articles of Incorporation to effect a one-for-three reverse split of the Company’s common stock (“Reverse Split Proposal”);

As of the Record Date (April 25, 2014), the Company’s authorized capitalization consisted of 100,000,000 shares of common stock, par value $.001 per share.   As of the Record Date, there were 3,000,000 shares of common stock issued.   On April 25, 2014, the Company’s Board of Directors unanimously adopted resolutions approving the Increased Capital Proposal and the Reverse Split Proposal and a corresponding amendment to the Company’s Articles of Incorporation to effect both such proposals and the adoption of Amended and Restated Articles of Incorporation.

Section 16-10a-704 of the Utah Revised Business Corporation Act (the “URBCA”) provides that the written consent of the holders of the issued and outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting of shareholders. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible to accomplish the purposes hereafter described, the Company’s Board of Directors elected to seek the written consent of the holders of a majority of our issued and outstanding shares of common stock in lieu of calling a meeting of shareholders in order to reduce the costs and implement the Increased Capital Proposal, and Reverse Split Proposal in a timely manner.

At the Record Date, the Company had 3,000,000 shares of common stock issued and outstanding, each share of which entitles the holder to one vote. The following consenting shareholders (the “Majority Shareholders”) who collectively have 55.27% of our outstanding shares of common stock, consented in writing to the (i) Increased Capital Proposal, and (ii) the Reverse Split Proposal:

Stockholder	Votes	Percentage
Edward C. Gold	10,000	0.33%
George Goldberg	30,000	1.00%
William Grilz	125,000	4.17%
A.O. Headman, Jr.	150,000	5.00%
Michael Hendry	200,000	6.67%
Bonnie Jacobson	60,000	2.00%
Irwin & Fern Jacobson	100,000	3.33%
Nancy Jacobson	100,000	3.33%
Robert Jacobson	100,000	3.33%
Paul Larsen	38,000	1.27%
James F McMahon	20,000	0.67%
Mark Scharmann	625,000	20.83%
Steve Scharmann	100,000	3.33%
Total Votes of Majority Shareholders	1,658,000	55.27%
Total Votes Outstanding	3,000,000	100.00%

Reverse Stock Split

As described above, the Company’s Board of Directors unanimously approved a proposal to amend the Company’s Articles of Incorporation to effect a Reverse Stock Split, pursuant to which every three (3) shares (the "Old Shares") of our outstanding common stock would be exchanged for one new share (the "New Shares") of common stock. The number of Old Shares for which each New Share is to be exchanged is referred to as the "Exchange Number." The Reverse Stock Split will be effected simultaneously for all shares of common stock and the Exchange Number will be the same for all shares of common stock. Upon the effectiveness of the Reverse Stock Split, each option or warrant right for common stock would entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the Reverse Stock Split divided by the Exchange Number at the exercise price in effect immediately prior to the Reverse Stock Split, multiplied by the Exchange Number.

The Company’s Board of Directors recommended to our Majority Shareholders that they vote in favor of the Reverse Split Proposal and the Company’s Majority Shareholders voted in favor of the Reverse Stock Split Proposal.  The votes of the Majority Shareholders were obtained by written consent.  As a result of the reverse split, the number of shares of common stock issued and outstanding has been reduced from 3,000,000 to approximately 1,000,000.

The Company’s common stock currently does not trade in any market or over the counter. There is currently no symbol for the Company’s common stock.  Currently there is no CUSIP number for the Company’s common stock.

Effective Date

The effective date of the Amended and Restated Articles of Incorporation was June 5, 2014, the date such document was filed with the Utah Division of Corporations.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits.

Exhibit No.

Description

3.1

Amended and Restated Articles of Incorporation effective June 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nightingale, Inc.

Date: June 12, 2014	By:	/s/ David Knudson
		Name:	David Knudson
		Title:	Secretary/Treasurer/Director

4834-7681-7179, v.  1